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America Online Latin America, Inc.

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     This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Donna J. Hrinak, a nominee for election to the Board of Directors of America Online Latin America, Inc. (“AOLA”) at AOLA’s Annual Meeting of Stockholders to be held on June 23, 2004. The following is the text of the press release AOLA issued on April 27, 2004 in connection with the nomination.

FOR IMMEDIATE RELEASE

Contact:
Monique Skruzny
(954) 689-3119
aolairr@aol.com

AOL LATIN AMERICA NOMINATES U.S. AMBASSADOR TO BRAZIL
DONNA HRINAK FOR ELECTION TO ITS BOARD OF DIRECTORS

FORT LAUDERDALE, Fla., April 27, 2004 – America Online Latin America, Inc. (Nasdaq: AOLA) announced that Donna Hrinak, U.S. Ambassador to Brazil, has been nominated for election to its board of directors.

Ambassador Hrinak will stand for election to the board at AOL Latin America’s annual stockholders’ meeting on June 23, 2004. If elected, she would begin her board term on July 1, 2004, after she has retired from her post as U.S. ambassador.

Gustavo Cisneros and Michael J. Kelly, Co-Chairmen of AOL Latin America, said: “Ambassador Hrinak is a gifted diplomat with vast experience in Latin America, with keen insight into these markets, and a well-deserved reputation as a strong promoter of U.S. business interests in the region. We are thrilled that she has agreed to join our team and work with us to move AOL Latin America forward as the Internet industry grows larger and more vibrant across the region. Ambassador Hrinak will make a truly wonderful addition to our board.”

Ambassador Hrinak said: “It is impossible to live in Latin America and fail to see the impact that the Internet has made in country after country. AOL Latin America is bringing the interactive experience to residents of Brazil, Mexico, Argentina and Puerto Rico in a compelling way that serves their particular tastes and needs. The opportunity to join AOL Latin America’s board after I retire from diplomatic service is very exciting, and I look forward to adding my voice to a board filled with distinguished and talented individuals.”

Ambassador Hrinak has served in her current position since March 2002. Prior to her posting in Brazil, she held the positions of U.S. ambassador to Venezuela (2000-2002), Bolivia (1997-2000) and the Dominican Republic (1994-1997). Ambassador Hrinak has served in a number of other State Department positions both in the United States and abroad, including Mexico, and has been a foreign service officer since 1974.

The board seat to which Ambassador Hrinak has been nominated is currently held by Vernon Jordan, who has decided not to stand for re-election in an effort to reduce his total number of public company directorships.

IMPORTANT INFORMATION: Additional information relating to the foregoing nomination is included in the company’s preliminary proxy statement, which was filed on April 13, 2004 with the Securities and Exchange Commission. The company encourages stockholders to read the definitive proxy statement when it becomes available because it will contain important information about the company and the nominee. Stockholders and other investors may access (for free) the company’s proxy statement when it is available and other relevant company documents at the SEC’s web site (www.sec.gov). The proxy statement will also be available on the company’s investor relations web site (www.aola.com/investors). The company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the company’s stockholders in connection with the forgoing nomination. Information regarding the security ownership and other interests of the company’s executive officers and directors will be included in the definitive proxy statement.

About AOL Latin America

America Online Latin America, Inc. (Nasdaq:AOLA) is the exclusive provider of AOL-branded services in Latin America and has become one of the leading Internet and interactive services providers in the region. AOL Latin America launched its first service, America Online Brazil, in November 1999. America Online, Inc., a wholly owned subsidiary of Time Warner Inc. (NYSE:TWX), and the Cisneros Group of Companies are AOLA’s principal stockholders. Banco Itaú, a leading Brazilian bank, is also a minority stockholder of AOL Latin America. The Company combines the technology, brand name, infrastructure and relationships of America Online, the world’s leader in branded interactive services, with the relationships and regional experience of the Cisneros Group of Companies, one of the leading media groups in the Americas. The Company currently operates services in Brazil, Mexico and Argentina and serves members of the AOL-branded service in Puerto Rico. It also operates a regional portal accessible at http://www.aola.com. America Online members worldwide can access content and offerings from AOL Latin America through the International Channels on their local AOL services.

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